Exhibit (a)(5)(clxii)

Contact:	Deborah Lilienthal
Oracle Corp.
(650) 506-5158
deborah.lilienthal@oracle.com

Oracle Responds to Peoplesoft Board’s Latest Move

REDWOOD SHORES, Calif., Sept. 21, 2004 — Oracle Corporation (Nasdaq: ORCL) issued the following statement today:

Some of today’s press speculates that PeopleSoft’s most recent defensive tactic – huge increases to the potential payments to its executives and other employees – effectively raised the cost to Oracle of acquiring PeopleSoft. “Not necessarily true,” said Oracle vice president, Jim Finn. “But this necessarily lowers the value of Peoplesoft and is just the latest in a long string of measures that takes value away from the PeopleSoft shareholders.”

Important Notice

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on February 12, 2004 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

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